Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS REPORTS
SECOND QUARTER 2009 FINANCIAL RESULTS

Long Beach, Calif. — August 6, 2009 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the second quarter ended June 30, 2009.

Net sales were $25.9 million in the second quarter of 2009, down 6.8% from $27.8 million in the second quarter a year ago.

Gross margin was 79.7% in the second quarter of 2009, compared with 81.8% in the second quarter of 2008.  The decrease in gross margin percentage was primarily due to increased promotional costs incurred to drive business into new and existing physician practices.

Net income in the second quarter of 2009 totaled $2.8 million, or $0.13 per diluted share, compared with $4.5 million, or $0.20 per diluted share, for the second quarter of 2008.

Business Highlights of the Second Quarter and Subsequent Weeks:

•
Added 389 new accounts during the quarter as a result of the Company’s continued investment in promotional activities, bringing the number of active accounts to over 5,900, up approximately 8% from a year ago.  This new account growth represents the second largest quarter increase in the Company’s history.

•
Released positive study results at the American Academy of Dermatology’s (AAD) Summer Academy Meeting, showing that Obagi’s Condition & Enhance System™, when combined with Botulinum Toxin Type A treatments (BOTOX®), provides significantly greater improvement in overall facial appearance, as well as increased patient satisfaction versus BOTOX treatments with a standard skin care regiment.

•
Presented at the AAD data showing that Obagi’s new solubilized 5 percent benzoyl peroxide (BPO) has an equal-to-superior lesion reduction profile when compared to the leading prescription BPO, combination BPO/ 1-1.2 percent clindamycin and topical clindamycin products.

•
Announced the successful completion of a 12-week study showing that patients with moderate facial acne vulgaris experienced significantly greater reductions in non-inflammatory lesions when using the CLENZIderm M.D® Serum Gel when compared to the leading topical BPO/clindamycin product.

•
Generated $4.7 million of cash from operations for the second quarter of 2009.  During the quarter, the Company continued its stock buyback program purchasing 183,664 shares for approximately $1.3 million.  Since the program was implemented, the number of shares purchased by the Company totaled 811,031 for approximately $5.3 million.

Non-GAAP Impact
Non-GAAP net income for the second quarter was $3.2 million, or $0.15 per diluted share, compared with non-GAAP net income of $1.8 million, or $0.08 per diluted share, for the first quarter of 2009.   In April 2009, the Company exited the pharmacy channel and discontinued selling SoluCLENZ Rx Gel™.  As a result, during the second quarter the Company took a pre-tax charge of $353,000 related to the termination of certain contracts.  Additionally, for the 13 days of April, prior to the discontinuation, the Company generated SoluCLENZ revenue of $131,000 and operating expenses of $315,000, resulting in an operating loss of $173,000.  Separately, the Company recorded severance costs of $130,000 during the second quarter. See the tables below for reconciliation of GAAP and Non-GAAP numbers.

Steve Carlson, Obagi Medical Products’ President and Chief Executive Officer, stated,  “Our continued investments to support our U.S. and international physician partnerships during these challenging economic times increased global sales 14% on a sequential basis. This growth in revenue improved our non-GAAP earnings per share from $0.08 to $0.15 per share sequentially from the first quarter.  While we remain cautious in our expectations in the near term, we believe that the robust account growth of 18% over the first quarter supports our longer-term prospects for a return to more historical revenue growth rates and profit margins.

“We are confident in our current and growing leadership position in the topical aesthetic skin care market and in our ability to continue to expand our business. The results of newly published studies released last week, further demonstrates the superiority of our products and their compelling value propositions to physicians and their patients.”

Introducing Third Quarter 2009 Financial Guidance
Based on current market conditions, the economic uncertainty and the Company’s historical seasonality pattern, the Company expects revenue for the third quarter of 2009 to be between $24-26 million and earnings to be $0.13 - $0.15 per fully diluted share on 21.9 million shares outstanding.

Strengthened Balance Sheet and Cash Flow
As of June 30, 2009, the Company was debt free with cash and cash equivalents, including short term investments, totaling $26.4 million, up from $19.9 million at December 31, 2008.  Additionally, the Company generated $4.7 million in cash flow from operations during the second quarter of 2009.

Conference Call Information
Obagi will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial 877-941-6010 from the U.S. International callers can dial 480-629-9772. A telephone replay will be available approximately two hours after the call concludes through Thursday, August 20, by dialing 800-406-7325 from the U.S., or 303-590-3030 for international callers, and entering confirmation code 4117088. The simultaneous webcast will be available on the Investor Relations section of the Company's website at www.obagi.com and will be archived for 30 days.

About Obagi Medical Products, Inc.
Obagi Medical Products’ develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Condition & Enhance™ System for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm M.D. ™ an acne therapeutic system, 2007; a formulation of Obagi CLENZIderm ®M.D. Systems for normal to dry skin, June 2007; Obagi ELASTIderm™ Décolletage System, January 2008; and the Obagi Rosaclear™ System for the treatment of rosacea, January 2009. Visit www.obagi.com for information.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and continued deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, including the Rosaclear System, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

# # #

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,615	$13,938
Short-term investments	7,743	6,000
Accounts receivable, net	21,548	20,648
Accounts receivable from related parties, net	282	518
Inventories, net	5,904	6,845
Prepaid expenses and other current assets	4,922	6,404
Total current assets	59,014	54,353
Property and equipment, net	5,206	5,340
Goodwill	4,629	4,629
Intangible assets, net	5,125	5,267
Other assets	2,359	2,670
Total assets	$76,333	$72,259
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,977	$6,478
Current portion of long-term debt	48	47
Accrued liabilities	3,765	3,510
Amounts due to related parties	338	169
Total current liabilities	11,128	10,204
Long-term debt	6	18
Other long-term liabilities	1,596	1,516
Total liabilities	12,730	11,738
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,748,068 and 22,691,238 shares issued and 21,912,707
and 22,044,872 shares outstanding at June 30, 2009
and December 31, 2008, respectively	23	23
Additional paid-in capital	58,956	58,026
Accumulated earnings	10,040	6,557
Treasury stock, at cost; 811,031 and 627,367 shares at June 30, 2009
and December 31, 2008, respectively	(5,348)	(4,016)
Accumulated other comprehensive loss	(68)	(69)
Total stockholders' equity	63,603	60,521
Total liabilities and stockholders' equity	$76,333	$72,259

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$25,874	$27,772	$48,494	$53,146
Cost of sales	5,244	5,053	10,302	9,774
Gross profit	20,630	22,719	38,192	43,372
Selling, general and administrative expenses	14,770	13,980	30,240	28,275
Research and development expenses	1,287	1,281	2,378	2,717
Income from operations	4,573	7,458	5,574	12,380
Interest income	53	85	113	188
Interest expense	(18)	(28)	(36)	(65)
Income before provision for income taxes	4,608	7,515	5,651	12,503
Provision for income taxes	1,770	3,011	2,168	5,006
Net income	$2,838	$4,504	$3,483	$7,497

Net income attributable to common shares
Basic	$0.13	$0.20	$0.16	$0.33
Diluted	$0.13	$0.20	$0.16	$0.33

Weighted average common shares outstanding
Basic	22,013,728	22,652,066	22,029,214	22,649,160
Diluted	22,022,811	22,653,458	22,037,208	22,711,395

Segment information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales by segment
Physician Dispensed	$24,636	$26,767	$46,497	$50,952
Licensing	1,238	1,005	1,997	2,194
Net sales	$25,874	$27,772	$48,494	$53,146

Gross profit by segment
Physician Dispensed	$19,424	$21,749	$36,257	$41,246
Licensing	1,206	970	1,935	2,126
Gross profit	$20,630	$22,719	$38,192	$43,372

Geographic information
United States	$20,985	$23,337	$40,213	$44,767
International	4,889	4,435	8,281	8,379
Net sales	$25,874	$27,772	$48,494	$53,146

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales by product line
Physician Dispensed
Nu-Derm	$14,002	$16,493	$25,909	$29,209
Vitamin C	3,299	3,427	5,941	6,282
Elasticity	2,269	2,533	4,366	7,103
Therapeutic	2,086	1,467	4,790	2,909
Other	2,980	2,847	5,491	5,449
Total	24,636	26,767	46,497	50,952
Licensing	1,238	1,005	1,997	2,194
Total net sales	$25,874	$27,772	$48,494	$53,146

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below (unaudited):
	Three months ended June 30,	Gross
	2009	Margin

GAAP Gross Profit	$20,630	79.7%
a) SoluCLENZ revenue	(142)	-0.1%
Non-GAAP gross profit	$20,488	79.6%

GAAP net income	$2,838
a) SoluCLENZ charges, reserves and operations	526
b) Severance costs	130
c) Non-GAAP income tax benefit	(252)
Non-GAAP net income	$3,242
Non-GAAP net income per share:
Basic	$0.15
Diluted	$0.15
Shares used in computing Non-GAAP per share amounts:
Basic	22,013,728
Diluted	22,022,811